Deed of Indemnity

To : Shanghai Wanxing Pharmaceutical Co. Ltd. ("Shanghai Wanxing")

Re : Guarantee by Shanghai Wanxing

I refer to the corporate guarantee for the aggregate amount of RMB25 Million provided by Shanghai Wanxing in respect of Shanghai Shentao and Shanghai Xinguang and confirm that these are the only outstanding corporate guarantee provided by Shanghai Wanxing.

I hereby agree to indemnify and hold harmless Shanghai Wanxing on a full indemnify basis all loss or damage for in respect of any claims or liabilities arising out of the above guarantee and all other possible guarantees (if any) provided by Shanghai Wanxing.

Dated this day of December 2006.

SIGNED, SEALED & DELIVERED)
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by Yang Ban Jun)